UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2019

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 520-2300

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c) Appointment of Certain Officers

On March 11, 2019, Steel Partners Holdings GP Inc., the general partner of Steel Partners Holdings L.P. (NYSE: SPLP) (the “Company”), appointed William T. Fejes, Jr. as its Chief Operating Officer. In connection with his promotion to Chief Operating Officer, the Company increased Mr. Fejes’ salary from $650,000 to $682,500 effective February 1, 2019.

Mr. Fejes, age 63, has been the President of the Company’s subsidiary, Steel Services Ltd., and of the Company’s Diversified Industrial segment since October 2017. Mr. Fejes has been the President and Chief Executive Officer of Handy & Harman Ltd. since June 2016. He has been the President of SL Industries, Inc. since June 29, 2010. From 2007 until April 2010, Mr. Fejes was the Chief Operating Officer of Seakeeper, Inc., a company that designs, manufactures and markets motion stabilization equipment for boats under 50 meters in length. Prior to joining Seakeeper, Inc., Mr. Fejes was the President and Chief Executive Officer of TB Wood’s Corporation (“TB Wood’s”), a public company that designs, manufactures and markets industrial power transmission components, with plants in the United States, Mexico and Italy, from 2004 to 2007, and was a director of TB Wood’s from 2004 to 2005. Mr. Fejes also held various executive and management roles at Danaher Corporation, a public company that designs, manufactures and markets industrial and consumer products, for 18 years. From March 2009 to February 2015, Mr. Fejes served as a director of Broadwind Energy, a public company for which he also served as the Chairman of the Governance / Nominating Committee, as a member of the Audit and as a member of the Compensation Committees. From 2008 to 2010, Mr. Fejes was a Director of Automation Solutions, Inc., a privately held distributor of factory automation equipment. Mr. Fejes holds a bachelor’s and master’s of science in electrical engineering from the Massachusetts Institute of Technology. Mr. Fejes has served on the Board of Steel Connect, Inc. since December 15, 2017.

Mr. Fejes does not have any family relationships with any of the directors, executive officers, or any people nominated or chosen by the Company to become a director or executive officer. Mr. Fejes is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Item 5.02(e) Entry into a Material Compensatory Contract

On March 12, 2019, the Company’s subsidiary, Steel Services Ltd., entered into an Employment Agreement (the “Woodworth Agreement”) with Douglas B. Woodworth to continue to serve as the Company’s Chief Financial Officer. The Woodworth Agreement supersedes and replaces Mr. Woodworth’s current employment agreement.

Pursuant to the terms of the Woodworth Agreement, Mr. Woodworth’s employment is at-will. Mr. Woodworth will be paid an annual base salary of $451,500 and he will be eligible to receive an annual bonus equal to 90% of his annual base salary upon the achievement of goals to be established by the SPLP Compensation Committee. Mr. Woodworth is also entitled to participate in all employee benefit plans that are provided by the Company to its senior management personnel and to receive reimbursement of reasonable expenses he incurs in connection with his service to the Company.

The Woodworth Agreement also provides that in the event Mr. Woodworth terminates his employment for Good Reason (as defined in the Woodworth Agreement) or in the event the Company terminates Mr. Woodworth’s employment without Cause (as defined in the Woodworth Agreement), Mr. Woodworth will be eligible to receive certain severance and other benefits, subject to his execution of a release of claims against the Company and compliance with the non-competition and solicitation provisions of the Woodworth Agreement. Specifically, Mr. Woodworth would be entitled to a severance benefit equal to one (1) year of full base salary at his highest rate in effect in the twelve (12) months preceding the termination of employment plus any annual bonus compensation that has accrued through the date of termination. In addition, all outstanding long-term cash-based compensation awards that have been awarded (whether or not they have been accrued) shall become fully vested and paid. In addition, all outstanding equity-based compensation awards that have been awarded (whether or not they have been accrued) shall become fully vested and the restrictions thereon shall lapse. In addition, the Company shall pay Mr. Woodworth a single lump sum payment representing twelve (12) months of premiums for COBRA group health continuation coverage for Mr. Woodworth and his family based on the then-current COBRA premium rate that Mr. Woodworth would be charged at the time of his termination of employment. Finally, notwithstanding the execution of a release of claims, the Company shall pay Mr. Woodworth his base salary and accrued vacation pay earned but unpaid through the date of termination of employment.

If the Company terminates Mr. Woodworth’s employment for Cause, or if Mr. Woodworth terminates his employment without Good Reason, then Mr. Woodworth would receive his base salary and accrued vacation pay earned but unpaid through the date of termination of employment and he will not be entitled to any severance compensation.

The foregoing description of the Woodworth Agreement is a summary only and is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Exhibits

	10.1	Employment Agreement, dated March 11, 2019, by and between Steel Services Ltd. and Douglas B. Woodworth

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 14, 2019	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ Douglas B. Woodworth
Douglas B. Woodworth
Chief Financial Officer